As filed with the Securities and Exchange Commission on February 2, 2007

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BEHRINGER HARVARD REIT I, INC.

(Exact name of registrant as specified in its charter)

MARYLAND	68-0509956
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600
Addison, Texas  75001
(Address of Principal Executive Offices)

Behringer Harvard REIT I Non-Employee Director Stock Option Plan
Behringer Harvard REIT I, Inc. 2005 Incentive Award Plan
(Full title of the plans)

Gerald J. Reihsen, III
Executive Vice President-Corporate Development and Legal and Secretary
Behringer Harvard REIT, I, Inc.
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
(866)655-1620
(Name, address including zip code and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to agent for service, should be sent to:

Michael J. Choate
Shefsky & Froelich Ltd.
111 East Wacker Dr., Suite 2800
Chicago, IL  60601
(312) 836-4066
(312) 275-7554 (facsimile)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share	9,000	$10.91	$98,190	$10.51
Common Stock, par value $0.0001 per share	13,190,100	$10.00	$131,901,000	$14,113.41

(1)      Represents the number of shares of Behringer Harvard REIT I, Inc. (the “Registrant”) common stock issuable under the Behringer Harvard REIT I Non-Employee Director Stock Option Plan (the “Non-Employee Director Stock Option Plan”) and the Behringer Harvard REIT I, Inc. 2005 Incentive Award Plan (the “2005 Incentive Award Plan” and, together with the Non-Employee Director Stock Option Plan, the “Plans”).  Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that become issuable under the Plans as a result of any stock split, stock dividend or similar transaction that is effected without the receipt of consideration and that increases the number of outstanding shares of the Registrant’s common stock.

(2)      Pursuant to Rule 457(h) and (c) promulgated under the Securities Act of 1933, as amended.

PART I

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*Information required by Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

The document(s) containing the information specified by Part I of Form S-8 will be sent or given to participants under the Plans as specified by Rule 428(b)(1) under the Securities Act.

These documents will not be filed with the SEC in this Registration Statement, but will constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus meeting the requirements of Section 10(a) of the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(1)           our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 31, 2006;

(2)           all other reports filed by us with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2005; and

(3)           the description of our common stock filed as part of our Registration Statement on Form 8-A (Registration No. 333-119945), filed with the SEC on May 2, 2005.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date these documents are filed.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes the earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are permitted to limit the liability of our directors, officers, employees and other agents, and to indemnify them, only to the extent permitted by Maryland law and the guidelines promulgated by the North American Securities Administrators Association referred to herein as the “NASAA REIT Guidelines.”

Maryland law permits us to include in our charter, a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.  Our charter contains a provision that eliminates directors’ and officers’ liability to us and our stockholders for monetary damages to the maximum extent permitted by Maryland law.  Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity.  Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

•                  an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services;

•                  with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful; or

•                  in a proceeding by us or on our behalf, the director or officer was adjudged to be liable to us, in which case indemnification must be ordered by a court and is limited to expenses.

This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

In addition to the above provisions of Maryland law, and as set forth in the NASAA REIT Guidelines, our charter further limits our ability to indemnify and hold harmless our directors, our officers, our employees, our agents, including our advisor, Behringer Advisors LP, and our affiliates for losses arising from our operation by requiring that the following additional conditions are met:

•                  the directors, the officers, the employees, the agents, Behringer Advisors or our affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•                  the directors, the officers, the employees, the agents, Behringer Advisors or our affiliates were acting on our behalf or performing services for us;

•                  in the case of non-independent directors, Behringer Advisors or our affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;

•                  in the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and

•                  the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the stockholders.

We have agreed to indemnify and hold harmless Behringer Advisors and any of its affiliates performing services for us from specific claims and liabilities arising out of the performance of its obligations under the advisory agreement we have entered into with Behringer Advisors.

The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.  Indemnification of our directors, officers, employees, agents, advisor or affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•                  there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•                  the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•                  a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered as to indemnification for violations of securities laws.

Our charter provides that the advancement of our funds to our directors, officers, employees, agents, advisor or affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied:  (1) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of us; (2) our directors, officers, employees, agents, advisor or affiliates provide us with written affirmation of their good faith belief that they have met the standard of conduct necessary for indemnification; (3) the legal action is initiated by a third-party who is not a stockholder or, if the legal action is initiated by a stockholder acting in his or her capacity as such, a court of competent jurisdiction specifically approves such advancement; and (4) our directors, officers, employees, agents, advisor or affiliates agree in writing to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such directors, officers, employees, agents, advisor or affiliates are found not to be entitled to indemnification.

Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuits, provided that a court either:

•                  approves the settlement and finds that indemnification of the settlement and related costs should be made; or

•                  dismisses with prejudice or there is a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and a court approves the indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit

4.1

Distribution Reinvestment Plan of the Registrant, effective as of October 23, 2006 (Previously filed and incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-11 filed on October 4, 2006)

4.2

Automatic Purchase Plan of the Registrant, effective as of October 23, 2006 (Previously filed and incorporated by reference to Exhibit 4.3 to Registrant’s Registration Statement on Form S-11 filed on October 4, 2006)

5.1	Opinion of Venable LLP

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3

Consent of Deloitte & Touche LLP relating to the Statements of Revenues and Certain Operating Expenses of Woodcrest Center, Burnett Plaza, Paces West, Riverside Plaza, The Terrace, Three Parkway and Bank of America Plaza

23.4	Consent of PricewaterhouseCoopers LLP relating to the Financial Statements of Behringer Harvard REIT I, Inc. and the tenant-in-common interest holders of the Colorado Building

24.1	Power of Attorney is included as part of the signature pages to this Registration Statement and incorporated herein by reference

99.1

Behringer Harvard REIT I Non-Employee Director Stock Option Plan (Previously filed and incorporated by reference to Exhibit 10.5 to Amendment No. 1 to Registrant’s Registration Statement on Form S-11 filed on September 3, 2002)

99.2

Behringer Harvard REIT I, Inc. 2005 Incentive Award Plan (Previously filed and incorporated by reference to Annex A of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 15, 2005)

Item 9. Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

Notwithstanding paragraph (a)(1)(ii), any increase or decrease in volume of securities offering (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, hereunto duly authorized, in the City of Dallas, State of Texas, on February 2, 2007.

BEHRINGER HARVARD REIT I, INC.

By:	/s/ Robert M. Behringer
Robert M. Behringer
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Robert M. Behringer, Robert S. Aisner, Gerald J. Reihsen, III, and Gary S. Bresky, and each of them, his true and lawful attorney in fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any an all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney in fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Robert M. Behringer	Chief Executive Officer, Chief Investment Officer	February 2, 2007
Robert M. Behringer	and Director (Principal Executive Officer)

/s/ Robert S. Aisner	President, Chief Operating Officer and Director	February 2, 2007
Robert S. Aisner

/s/ Gary S. Bresky	Chief Financial Officer (Principal Financial	February 2, 2007
Gary S. Bresky	Officer)

/s/ Kimberly Arianpour	Chief Accounting Officer (Principal Accounting	February 2, 2007
Kimberly Arianpour	Officer)

/s/ Charles G. Dannis	Director	February 2, 2007
Charles G. Dannis

/s/ Steven W. Partridge	Director	February 2, 2007
Steven W. Partridge

/s/ G. Ronald Witten	Director	February 2, 2007
G. Ronald Witten

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1

Distribution Reinvestment Plan of the Registrant, effective as of October 23, 2006 (Previously filed and incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-11 filed on October 4, 2006)

4.2

Automatic Purchase Plan of the Registrant, effective as of October 23, 2006 (Previously filed and incorporated by reference to Exhibit 4.3 to Registrant’s Registration Statement on Form S-11 filed on October 4, 2006)

5.1	Opinion of Venable LLP

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3

Consent of Deloitte & Touche LLP relating to the Statements of Revenues and Certain Operating Expenses of Woodcrest Center, Burnett Plaza, Paces West, Riverside Plaza, The Terrace, Three Parkway and Bank of America Plaza

23.4	Consent of PricewaterhouseCoopers LLP relating to the Financial Statements of Behringer Harvard REIT I, Inc. and the tenant-in-common interest holders of the Colorado Building

24.1	Power of Attorney is included as part of the signature pages to this Registration Statement and incorporated herein by reference

99.1

Behringer Harvard REIT I Non-Employee Director Stock Option Plan (Previously filed and incorporated by reference to Exhibit 10.5 to Amendment No. 1 to Registrant’s Registration Statement on Form S-11 filed on September 3, 2002)

99.2

Behringer Harvard REIT I, Inc. 2005 Incentive Award Plan (Previously filed and incorporated by reference to Annex A of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 15, 2005)